N E W S   R E L E A S E

TALISMAN ENERGY DRILLING SUCCESS LEADS TO

NATURAL GAS  PRODUCTION RECORDS

AT BIGSTONE/WILD RIVER AND WHITECOURT

CALGARY, Alberta – September 3, 2003 – Successful drilling by Talisman Energy Inc. has led to record high natural gas production rates in a number of the Company’s core areas in Western Canada.

In Bigstone/Wild River, Talisman has drilled 25 operated wells year-to-date with a 100% success rate.  The Company is currently operating four rigs.  Talisman plans to drill an additional 12 operated wells and participate in several non-operated wells prior to year-end.  Spending in the area in 2003 is expected to be $132 million.  Initial production rates from the new wells have been excellent, including 11-24-57-24W5 at 6.3 mmcf/d, 6-2-57-24W5 at 6 mmcf/d, 3-14-57-24W5 at 5.6 mmcf/d, 2-24-57-23W5 at 5.2 mmcf/d and 6-18-57-23W5 at 3.5 mmcf/d.

Talisman operates two plants in the Bigstone/Wild River area.  The Wild River plant was expanded in 2002 and connected to the Talisman Central Foothills Gas Gathering System, resulting in an additional 33 mmcf/d directed to the Talisman-operated Edson Gas Plant.  Plans for further expansion in the fourth quarter of 2003 are in place.  Record production rates have been achieved in Talisman’s core Cretaceous play and the Bigstone/Wild River area is currently producing 85 mmcf/d.

In Whitecourt, Talisman has achieved record production and is currently producing over 50 mmcf/d, following a successful winter drilling program.  Year-to-date, 13 operated wells have been drilled with an 85% success rate.  The Company will be operating three rigs in the area during the fourth quarter, adding 14 operated locations prior to the end of the year.  Spending in the area in 2003 is expected to be $41 million.

Talisman has 616,000 net undeveloped acres in the Bigstone/Wild River and Whitecourt areas. The Company is planning another active drilling program in 2004 in the area.

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on Toronto Stock Exchange in Canada and New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Investor Relations &

  Corporate Communications

Phone:  403-237-1196

Fax:      403-237-1210

E-mail: tlm@talisman-energy.com

Forward Looking Statements:  This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, including business plans for drilling and operations, the estimated timing and amounts of capital expenditures and the assumptions upon which these plans are based. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses and the success of exploration and development projects; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; and the possibility that government policies may change or governmental approvals may be delayed or withheld.  Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.  Forward-looking statements are based on the estimates and opinions of the Company’s management at the time the statements are made.  The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

22/03